Exhibit 6.8

Medical Affairs Service
Agreement

_______________________________________

 Glucose Biosensor Systems
(Greater China) Holdings Inc

AND

Clinical Research Corporation Pty Ltd

Table of contents

1.	Definitions and interpretation	3

2.	Engagement	6

3.	Medical Affairs Team	6

4.	Responsibility for insurances	7

5.	Obligations	8

6.	Liability	8

7.	Invoicing and payment	9

8.	GST	9

9.	Work, Health and Safety	10

10.	Term and Termination	10

11.	Confidential information	11

12.	IP	11

13.	Communication	12

14.	Dispute Resolution	12

15.	General	13

Schedule 1 – Agreement Details		14

Schedule 2 – Statement of Work		15

Medical Affairs Service Agreement

Date ► 1st August 2017

Between the parties

Glucose Biosensor Systems (Greater China) Holdings Inc of Level 7, 222 Clarence Street, Sydney NSW 2000 (Client)

Clinical Research Corporation Pty Ltd ABN: 95 167 748 843 of Level 7, 222 Clarence Street, Sydney NSW 2000 (CRC)

Recitals	1 The Client requires the Services to be provided by CRC. 2 CRC agrees to provide the Services to the Client on the terms and conditions of this Agreement.

The Parties agree as follows:

1.	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this Agreement are set out below.

Term	Meaning
ACDC	the Australian Commercial Disputes Centre.
ACDC Guidelines	the ACDC Guidelines for Commercial Mediation in operation from time to time.

Agreement	1.	these terms and conditions including Schedules 1 and 2; and
	2.	the Statements of Works.

Business Day	a day on which banks are open for business in Sydney (except a Saturday, Sunday or public holiday in that city).
Claim	any claim, action, suit, demand, proceeding, notice, litigation, investigation or judgment whether based in contract, tort (including, without limitation, negligence), statute or otherwise.
Commencement Date	means the date at Item 1 of Schedule 1.

Confidential Information	1)	any information that concerns the business, operations, finances, plans, products, customers, suppliers, distributors or licensees of a Party or any of its Related Bodies Corporate;

2)	any information which is, by its nature confidential; and

3)	any information designated by a Party as being confidential, but does not include information:

a)	in the public domain (other than due to a breach of confidentiality by a Party); or

b)

which was in a Party’s possession prior to the earlier of the date of execution of this Agreement, provided that this will not include any information that was provided directly or indirectly by a Party to the other Party or which is the subject of a confidential obligation between one or more of the Parties.

Consequential Loss	any special, incidental, indirect or consequential loss, including, but not limited to, loss of opportunity, use, profits, or revenue in connection with this Agreement or the Services, even if such loss may have been foreseeable.

CRC IP	means:
1.	any IP created by CRC prior to the Commencement Date;
2.	any IP created by CRC after the Commencement Date independent of this Agreement; and
3.

any business principles, analytical concepts, approaches, methodologies, models, tools, templates processes, discoveries, ideas, and formats developed by CRC which have a generic application to CRC’s business or medical affairs services.

Deliverables	final versions of documents that are required to be developed by CRC under a Statement of Works, as described in that Statement of Works.
Dispute	any dispute which arises in relation to the interpretation of any term under this Agreement.
Dispute Notice	a written notice issued by either Party asserting that a Dispute has arisen in the manner set out in clause 14.1.
End Date	the date at Item 2 of Schedule 1.
Fee	the amount payable by the Client to CRC for the provision of the Services as set out in the applicable Statement of Work.
GST	goods and services tax or similar value added tax levied or imposed in Australia pursuant to the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or otherwise as a supply.
Insolvency Event	means the occurrence of any event of insolvency including a winding up application being made and not withdrawn within twenty one (21) days, a failure to comply with a statutory demand, the appointment of a provisional liquidator or administrator, the entering into of an arrangement with creditors, a voluntary winding up other than for the purpose of a bona fide corporate reconstruction, any admission of insolvency, any court order relating to any of the above or anything which occurs under the law of any jurisdiction which has a similar effect to any of the above.

IP	all intellectual property rights, registered or unregistered, and related rights, including but not limited to the following rights:

1.	patents, copyright, registered designs, trade marks, inventions; and

2.	any application or right to apply for registration of any of the rights referred to in paragraph (1) above.

Parties	the Client and CRC collectively and Party means either of them.
Practice	means one or more medical practitioner(s) working in public or private practice (including their practice staff) or any other healthcare professional(s) (including their practice staff) registered with the Australian Health Practitioner Regulation Agency.
Products	the Client’s products and services, as set out in the Statement of Work.
Related Bodies Corporate	has the meaning given to it in the Corporations Act 2001 (Cth), as amended from time to time.
Medical Affairs Team	the personnel of CRC (including any external consultants it may engage) perform the Services, as specified in the relevant Statement of Works.

Services	the medical affairs services provided by CRC to Client, as set out in the relevant Statement of Work.
SOW Commencement Date	in respect to a Statement of Work, the commencement date as stated in that Statement of Work.
SOW End Date	in respect to a Statement of Work, the end date as stated in that Statement of Work.
SOW Term	the period from the SOW Commencement Date until the SOW End Date and any extension of that period agreed by the Parties in writing.
Statement of Works or SOW	the document that the Parties may enter into, in a form substantially the same or similar to the template set out in Schedule 2 outlining the Services to be performed by CRC under the Agreement.
Term	the period from the Commencement Date until the End Date and any extension of that period agreed by the Parties in writing.

1.2	Interpretation

In this Agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this Agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual.

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Agreement.

(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re enactments of any of them.

(h)	No provision of this Agreement will be construed adversely to a party because that party was responsible for the preparation of this Agreement or that provision.

(i)	Specifying anything in this Agreement after the words `include’ or ‘for example’ or similar expressions does not limit what else is included.

(j)	Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

(k)	This Agreement includes any schedule.

2.	Engagement

2.1	Engagement

(a)	CRC will provide the Services to the Client in accordance with the terms and conditions of this Agreement.

(b)	The Client acknowledges and agrees that this is a non-exclusive engagement, and CRC may provide the same or similar medical affairs services as the Services to other clients.

(c)	CRC and the Client are each independent of the other. Neither Party is an agent or partner of, or a joint venturer with, the other Party under this Agreement. Neither CRC or the Client has any authority, power or right to act or create any obligation, explicit or implicit, on behalf of the other Party.

2.2	Statements of Work

(a)	The Parties may during the Term enter into one or more Statement of Works.

(b)	Each Statement of Works will detail the specific Services the Medical Affairs Team will perform for the Client and the associated Deliverables and budget.

(c)	Each Statement of Works will form part of this Agreement, and will become binding on the Parties, when the Statement of Works is signed by authorised representatives of the Client and CRC.

(d)	The Statements of Work can be modified or altered at any stage during the SOW Term as agreed between the Client and CRC given that priorities, strategies and circumstances may change. If this occurs, the updated Statements of Work must be signed by both Parties, and once signed, supersede the previous Statement of Works.

2.3	Fee

The Client will pay to CRC the Fee for providing the Services. The Fee will be payable:

(a)	in accordance with the payment terms the Statement of Works; or

(b)	if no payment terms is set out in the Statement of Works, monthly in arrears.

2.4	Expenses

If, in addition to the Fees, the parties agree that the Client will reimburse CRC for any expenses incurred by CRC under or in connection with any Statement of Works; then the expenses that will be reimbursable will be listed in the Statement of Works.

All expenses additional to the fee need to be approved by GBSG prior to incurring the expenses.

3.	Medical Affairs Team

3.1	Arrangements with respect to the Medical Affairs Team

(a)	CRC will ensure the Medical Affairs Team has a reasonable standard of skill and training to perform the work required of them.

(b)	The Client may, acting reasonably, direct CRC in writing to immediately end the involvement of any personnel comprising the Medical Affairs Team if such personnel:

(1)	engages in serious misconduct;

(2)	is seriously negligent in the performance of their duties;

(3)	commits an act, whether at work or otherwise, which brings the Client into disrepute; or

(4)	is convicted of an offence punishable by imprisonment.

If CRC agrees that the Client’s direction is reasonable, CRC will arrange for the removal of such personnel from the Client’s work within a reasonable period and provide a suitably qualified replacement within a reasonable period under the circumstances.

(c)	CRC may replace any of its personnel comprising the Medical Affairs Team and, where practicable, will give notice to the Client where the circumstances necessitate such replacement.

(d)	During the Term and for a period of 12 months thereafter, the Client must not, for its benefit or for the benefit of another, directly or indirectly solicit or obtain the services of any personnel comprising the Medical Affairs Team without CRC’s written approval.

(e)	If the Client breaches clauses 3.1(d), it must pay CRC on demand an amount equivalent to the annual remuneration package payable to that personnel (including bonuses (where applicable) and superannuation) as compensation for the loss that CRC may suffer in connection with the breach (including the cost of recruiting a replacement).

3.2	Responsibilities with respect to the Medical Affairs Team

(a)	CRC will be fully and solely responsible for the:

(1)	management, employment and associated costs of the Medical Affairs Team;

(2)	engagement of consultants under contract, where required, as part of the Medical Affairs Services offering; and

(3)	matters described in a Statement of Works as a CRC responsibility.

(b)	The Client will be fully and solely responsible for the matters, activities or steps described as a Client responsibility.

4.	Responsibility for insurances

4.1	CRC insurances

CRC must maintain public liability insurance(s) that will protect the Client in the event of any liability arising under this Agreement. This includes workers’ compensation insurance cover as required by law during the Term, as well as any other relevant insurances without limitation. CRC will provide the Client evidence of such insurance(s) upon request.

4.2	Client insurances

(a)	The Client must maintain the following insurances during the Term, where applicable:

(1)	a professional indemnity insurance policy with a minimum cover of the amount set out in Item 8 of Schedule 1 per claim and in the annual aggregate;

(2)	a public liability insurance policy with a minimum cover of the amount set out in Item 9 of Schedule 1 per claim and in the annual aggregate; and

(3)	a products liability insurance with a minimum cover of the amount set out in Item 10 of Schedule 1 per claim and in the annual aggregate.

5.	Obligations

5.1	CRC’s obligations

CRC must:

(a)	provide the Services with due care, diligence and skill, in a proper and professional manner consistent with generally accepted industry standards;

(b)	request in a timely manner information from the Client deemed necessary to perform the Services and not already provided by the Client as described in clause 5.2;

(c)	comply with all applicable laws, regulations and industry codes in providing the Services; and

(d)	report in writing to the Client, in accordance with the Client’s Pharmacovigilance reporting protocol, any adverse events in respect of the Products that CRC is made aware of.

5.2	Client’s obligations The Client must:

(a)	furnish in a timely manner at no charge all information necessary for the performance of the Services and the work to be completed by the Medical Affairs Team;

(b)	ensure timely payment, in accordance with clause 7(b), of invoices issued by CRC to the Client for the payment of the Services rendered and any expenses contemplated by clause 2.3;

(c)	be responsible for any problems or risks resulting from the completeness, accuracy, content and consistency of all data, information and materials described in clause 5.2 that the Client provides to CRC;

(d)	comply with all applicable laws, regulations and industry codes in the relevant jurisdictions.

6.	Liability

6.1	Limitation of liability

Subject to clause 6.3, and notwithstanding any other clause to the contrary in this Agreement, in no event shall the liability of CRC and its Related Bodies Corporate or associated entities, and their respective directors, officers, employees and agents, in the aggregate (whether arising under or in connection with this Agreement or anything incidental thereto) exceed the amount of the Fee actually received by CRC from the Client for the Services.

6.2	Exclusion of Consequential Loss

Subject to clause 6.3, CRC will not be liable to the Client for any Consequential Loss, however caused (including, without limitation, by negligence) suffered or incurred by the Client in connection with this Agreement.

6.3	Limitations and exclusions from liability cap

The limitations and exclusions of liability in clauses 6.1 and 6.2 will apply to the fullest extent permissible at law, but do not seek to exclude or otherwise limit liability for:

(a)	death or personal injury caused by negligence;

(b)	fraud or fraudulent misrepresentation; or

(c)	any other liability that cannot be excluded by law.

6.4	Liability and indemnity

(a)	The Client agrees that:

(1)	it will not, and it will procure that none of its Related Bodies Corporate or associated entities do not, make any Claim against CRC, its Related Bodies Corporate or associated entities, or the Medical Affairs Team in connection with:

(A)	any representations, acts or omissions of any personnel comprising the Medical Affairs Team which occur in the course of providing Services;

(B)	any of the Products; and/or

(C)	any of the work performed by the Medical Affairs Team for the Client; and

(2)	it will indemnify CRC, its Related Bodies Corporate and associated entities and the Medical Affairs Team against any Claim which may be made against CRC, its Related Bodies Corporate or associated entities, or the Medical Affairs Team, respectively to the extent such Claim arises in connection with either the Services or those matters specified in clause 6.4(a)(1), except where such Claim is determined to have resulted solely from the negligence or wilful misconduct of CRC.

(b)	For the avoidance of doubt, CRC, its Related Bodies Corporate and associated entities, or their respective directors, officers, employees and agents, will not be liable in any way for any losses which are determined to have resulted solely from the negligence or wilful misconduct of the Client, its Related Bodies Corporate or associated entities or their respective directors, officers, employees and agents.

7.	Invoicing and payment

(a)	CRC will render invoices for the:

(1)	Services rendered, in accordance with the payment schedule set out in the Statement of Works; and

(2)	expenses contemplated by clause 2.4 on a monthly basis in arrears.

(b)	The Client agrees to pay these invoices within 30 days of the date of such invoices.

(c)	Payments made after their due date will incur a late fee equal to 2.5% per month.

8.	GST

8.1	GST

(a)	Unless expressly included, the consideration for the Services under or in connection with this Agreement does not include GST.

(b)	If GST is imposed on any supply (or deemed supply) made under or in connection with this Agreement, then the consideration for that supply is increased by an amount equal to the amount of that consideration multiplied by the rate at which GST is imposed in respect of that supply.

(c)	The recovery of any amount in respect of GST by a Party under this Agreement is subject to the issuing of a tax invoice or adjustment note to the other Party in respect of the supply to which the GST relates.

9.	Work, Health and Safety

(a)	To the extent one or more Medical Affairs Team members may be on the Client’s premises during the Term, the Client agrees that it will take all steps that are reasonably practicable to ensure that it provides safe systems of work and provides and maintains plant and equipment and substances in a safe condition.

(b)	The Client warrants that:

(1)	its workplace complies with all workplace safety laws and regulations applicable to the State or Territory;

(2)	the workplace (including access to and egress from the workplace) is safe and without risk to the health of any person; and

(3)	each employee of the Client is given an effective job specific induction into its workplace, job-specific training and that all potential hazards or risks are clearly identified, understood and controlled by the Client.

(c)	The Client agrees that:

(1)	under no circumstances will it require or allow any Medical Affairs Team members to enter any place on its premises that is unsafe or potentially so;

(2)	it will immediately inform CRC if and when a workplace incident occurs with respect to the Medical Affairs Team which is notifiable to any scheme authority or regulator under the workplace laws or regulations of the relevant State or Territory; and

(3)	in the event there is a notifiable workplace incident that occurs with respect to the Medical Affairs Team, it will notify the relevant occupational health and safety authority as is required by the relevant legislation.

10.	Term and Termination

10.1	Term

(a)	This Agreement commences on the Commencement Date and will continue, unless terminated in accordance with clause 10.2, until the End Date, at which point it will terminate immediately without either Party being required to give notice to the other.

(b)	Each Statement of Works commences on the SOW Commencement Date and will continue, unless terminated in accordance with clause 10.2, until the SOW End Date, at which point it will terminate immediately without either Party being required to give notice to the other.

10.2	Summary termination

Either Party may terminate this Agreement at any time immediately and without notice if:

(a)	the other Party commits any material breach in the performance and observance of their obligations under this Agreement and that breach has not been remedied within 30 days after receiving a Dispute Notice from the Party seeking termination which identifies and gives details of the breach. For avoidance of all doubt, clauses 5.2 and 7 are considered material terms under this clause 10.2; or

(b)	an Insolvency Event occurs with respect to the other Party.

10.3	Consequence of termination

Upon termination of this Agreement:

(a)	each Statement of Works will also terminate automatically;

(b)	the Client must pay CRC within 30 days of the date of an invoice provided by CRC for all work performed up to the effective date of termination and (if applicable) reimburse any expenses that the Client is required to reimburse CRC under clause 2.4; and

(c)	any obligations or rights under this Agreement intended to have effect after termination (including, without limitation, with respect to the provision of any indemnity) survive termination of this Agreement and termination of this Agreement under clause 10 does not affect any accrued rights or remedies of either Party.

11.	Confidential information

11.1	Confidential Information to be kept confidential

Except as otherwise permitted under this Agreement, during the Term and thereafter the Parties undertake and agree to treat all Confidential Information as confidential and to not disclose the Confidential Information to any third party without the relevant Party’s prior written consent.

11.2	Permitted disclosures

Each Party may disclose Confidential Information to:

(a)	any person to the extent that such disclosure is necessary to the performance of this Agreement and the Party’s obligations under this Agreement, provided such person is made aware of the confidential nature of the information;

(b)	any of its legal or other professional advisors, auditors or other consultants where such person requires the information for purposes of this Agreement or the Services or for the purpose of advising it in relation thereto; or

(c)	the extent required to be produced by order of the Court, under the requirements of any applicable law, provided that the disclosing Party notifies the other Party in writing of the full circumstances of the required disclosure and the Confidential Information it proposes to disclose and consults with the other Party as to the form of the disclosure.

11.3	Termination

The obligations of the Parties under this clause survive the termination of this Agreement and Statements of Work.

12.	IP

(a)	Subject to clause 12(b) and payment of the Fees, all IP in the Deliverables will vest in the Client on creation.

(b)	All IP in the CRC IP remain vested in CRC (or its licensors). To the extent any CRC IP is incorporated in to the Deliverables, CRC grants to the Client a non-exclusive, nontransferable licence to use the CRC IP for the purpose of taking the benefit of this Agreement the Deliverables.

(c)	Nothing in this Agreement shall be interpreted to preclude CRC from using, developing, marketing, promoting or otherwise utilising materials and resources that may be competitive with those prepared for the Client.

13.	Communication

During the Term, regular verbal and written communications will occur between CRC and the Client, as mutually agreed, to inform each other of new/updated information or intelligence relevant to the Services performed, to review progress of key Deliverables and address issues in a timely manner as they arise and to provide status updates relating to the Services.

14.	Dispute Resolution

14.1	Notice of dispute

If any Dispute arises in relation to this Agreement, the party asserting that a Dispute has arisen must give the other party a Dispute Notice which:

(a)	says that it is a Dispute Notice issued under clause 14.1 of this Agreement, and

(b)	sets out:

(1)	each thing or breach complained of;

(2)	the outcome sought by the party giving the Dispute Notice;

(3)	the things that the party giving the Dispute Notice thinks needs to be done in order to achieve that outcome; and

(4)	the reasons that party thinks it should be entitled to that outcome.

14.2	Dispute resolution

(a)	If, within 7 days of a Dispute Notice being given (or within such further period as agreed in writing by the parties), the parties have not agreed on either:

(1)	a resolution or a course of action to adopt in order to resolve the Dispute; or

(2)	the dispute resolution technique and procedures to be adopted in seeking to resolve the Dispute;

(3)	the timetable for all steps in those procedures; and

(4)	the selection and compensation of all independent persons required for such technique,

then the parties must immediately refer the dispute to the ACDC for mediation. Each Party will have equal responsibility for the compensation of any mediator required for the conduct of the ACDC mediation.

(b)	The mediation must be conducted in accordance with the ACDC Guidelines which are operating at the time the matter is referred to the ACDC. The terms of the ACDC Guidelines are incorporated into the terms of this Agreement.

(c)	During the course of any mediation each party must be represented by a person having authority to agree to a resolution of the dispute.

14.3	Compliance with this clause is compulsory

Neither party to this Agreement may terminate this Agreement or commence any court proceedings in relation to the Dispute unless:

(a)	it has firstly complied with this clause 14, and the Dispute has not been settled within 30 days of the delivery of the relevant Dispute Notice (or such other period as agreed to in writing by the parties); or

(b)	the relevant party seeks urgent interlocutory relief or seeks to enforce a payment due under this Agreement.

15.	General

15.1	Governing Law

This Agreement is governed by the laws of New South Wales. Each Party irrevocably submits to the exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this Agreement. Each Party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

15.2	Entire agreement

This Agreement states all the express terms of agreement between the Parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter. No Party has relied on any statement by another Party which is not expressly included in this Agreement.

15.3	Legal advice

The Parties acknowledge that each have had the opportunity to obtain legal advice prior to entering into this Agreement.

15.4	Severability

Every clause and sub-clause of this Agreement will, where the context permits, be severable from every other.

15.5	Invalidity and enforceability

(a)	If any provision of this Agreement is invalid under the law of any jurisdiction, the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 15.5(a) does not apply where enforcement of the provision of this Agreement in accordance with that clause would materially affect the nature or effect of the Parties’ obligations under this Agreement.

15.6	Variation

A variation of any term of this Agreement must be in writing and signed by the Parties.

15.7	Waiver

No Party to this Agreement may rely on the words or conduct of the other Party as a waiver of any right unless the waiver is in writing and signed by the Party granting the waiver.

15.8	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument.

Schedule 1 – Agreement Details

Item	Description	Details
1	Commencement Date	01/08/2017
2	End Date	01/08/2020
3	Amount of professional indemnity insurance required	$20,000,000
4	Amount of public liability insurance required	$20,000,000
5	Amount of products liability insurance required	$20,000,000

Schedule 2 – Statement of Work

This Statement of Work is issued by Clinical Research Corporation Pty Ltd (CRC) in accordance with the terms and conditions of the Medical Affairs Service Agreement between CRC and Glucose Biosensor Systems (Greater China) Holdings Inc (Client), ABN 65 614 067 159, Level 7, 222 Clarence Street, Sydney NSW 2000, dated 1s` August 2017.

Background Summary	In preparation for launch of the glucose biosensor system in countries for which Glucose Biosensor Systems (Greater China) Holdings Inc has the license rights to distribute, market and sell, CRC will perform all required prelaunch medical affairs activities.
Areas of Focus	[[Insert relevant area of focus for SOW, eg: 1. Regulatory Affairs - Product Registration 2. Market Access and reimbursement 3. Clinical Affairs 4. Medical Affairs 5. Public Relations 6. Consultants]
SOW Commencement Date	[Insert
End Commencement Date	[Insert
Products	Glucose biosensor system
Services

[To the extent a Statement of Works set out any goals or objectives of the Client, the Client acknowledges and agrees that CRC does not in anyway guarantee that those goals or objectives will be met, nor that the Fee or other payment will be contingent on such goals and objectives being met]

[Insert

CRC responsibilities	[Insert
Client responsibilities	[Insert
Key CRC Contact	Athena Kolivos, Head Medical Affairs Email: thena.kolivos@theiqgroup.com.au Phone: +61 2 8239 5415 I Mobile: +61 437 424 800
Key Client Contact	Harry Simeonidis, President Email: harry.simeonidis@theiqgroup.com.au Phone: +61 2 8239 5410 I Mobile: +61 418 290 259
CRC Team

• Jimena Hurtado, General Manager. CRC

• Athena Kolivos, Head, Medical Affairs, CRC

• Niamh O’Reilly, Medical Communications Specialist, CRC

• Graziano Vaccarella Medical Affairs Commercial Partnerships Manager, CRC

• Kellie Ashton, Director, Marketing

• Karen Birner, Director Finance

• Amanda Jane Foglia, Director Human Capital

• External Consultants

Total Fees	[Insert
Expenses	Pass through costs incurred (e.g. travel expenses such as airfares, accommodation) will be expenses additional to the Fees. All expenses additional to the fee need to be approved by GBSG prior to incurring the expenses.
Other terms	Not applicable

Statement of Work Signing Page

Signed for and on behalf of Clinical Research Corporation Pty Ltd:

Authorised representative	Witness

Name of Witness (print)	Name of Witness (print)

Date

Accepted for and on behalf of Glucose Biosensor Systems (Greater China) Holdings Inc:

Authorised representative	Witness

Name of Witness (print)	Name of Witness (print)

Date

Master Service Agreement Signing page

Executed as an Agreement

Signed for
Glucose Biosensor Systems (Greater China) Holdings Inc
by its representative

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Representative

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in the presence of

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Witness

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Signed for
Clinical Research Corporation Pty Ltd
by its representative

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Representative

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Witness

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